Exhibit 4.1

State of Delaware Secretary of State Division of Corporation Delivered 05:22 PM 06/04/2013 FILED 05:20 PM 06/04/2013 SRV 130736397 - 2164821 FILE

CERTIFICATE OF DESIGNATION

PREFERENCES AND RIGHTS OF
SERIES B PREFERRED STOCK OF
SOURCE FINANCIAL, INC.

PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Source Financial, Inc., a Delaware Corporation (the “Corporation”), DOES HEREBY CERTIFY:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Certificate of Incorporation, as amended, the Board of Directors adopted the following resolution on May 28, 2013 authorizing 5,000 shares, par value $0.01 series of the Corporation’s Series B Preferred Stock (the “Series B Preferred Stock”) out of the Corporation’s previously authorized 10,000,000 shares of preferred stock, $0.01 par value per share, providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 5,000 shares of Series B Preferred Stock of the Corporation;

RESOLVED:  That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) as amended, the Series B Preferred Stock is created out of the 10,000,000 authorized but unissued shares of the capital preferred stock of the Corporation, such Series B Preferred Stock, to consist of 5,000 shares, $0.01 par value per share, which shall have the following preferences, powers, designations and other special rights;

1.           Voting.  Holders of the Series B Preferred Stock voting as a separate class shall have the right to elect a majority of the members of the Corporation’s Board of Directors until June 30, 2018, and until June 30, 2018, shall vote together with the holders of the Common Stock of the Corporation as a single class on all other matters submitted to a vote of stockholders, with each share of Series B Preferred Stock entitled to 10,000 votes, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. The holders of the series B Preferred Stock shall not be entitled to any voting rights after June 30, 2018.  The holders of the Series B Preferred Stock shall be permitted to vote their shares pursuant to written consent in the manner provided to holders of shares of Common Stock in accordance with the General Corporation Law of the State of Delaware and the Certificate of Incorporation and Bylaws of the Corporation.

2.           Dividends.  The holders of Series B Preferred Stock shall not be entitled to dividends in respect of shares of Series B Preferred Stock.

3.           Liquidation Preference.  Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation the sum of one tenth of a cent ($0.001) per share of Series B Preferred Stock, after payment to the holders of the Corporation’s Common Stock and the holders of any other series or class of the equity securities of the Corporation ranking senior to the Corporation’s Common Stock.

4.           Redemption.  The shares of series B Preferred Stock shall be redeemable at the option of the Corporation at any time after June 30, 2018 upon not less than 30 days written notice to the holders of the Series B Preferred Stock at a redemption price of one tenth of a cent ($0.001) per share.

5.         Vote to Change the Terms of or Issue Series B Preferred Stock.  The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series B Preferred Stock shall be required for (i) any change to  the Corporation’s Certificate of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series B Preferred Stock, or (ii) any issuance of additional shares of Series B Preferred Stock.

6.        Record Owner.  The Corporation may deem the person in whose name shares of Series B Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series B Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary.

IN WITNESS WHEREOF, Edward C. DeFeudis, President and Chief Financial Officer of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Designations on May 28, 2013.

/s/ Edward C. DeFeudis
Edward C. DeFeudis
President and Chief Financial Officer